EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact:
Andrew D. Demott, Jr.		Hala Elsherbini, Halliburton Investor Relations
COO, CFO & Treasurer	OR	(972) 458-8000
(727) 803-7135

For Immediate Release

SUPERIOR UNIFORM GROUP, INC. REPORTS SECOND QUARTER OPERATING RESULTS

●	Net Sales Increase 1.7%
●	11th Consecutive Quarter with Sales Increase

SEMINOLE, Florida – July 23, 2015 - Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2015, net sales increased 1.7 percent to $54.1 million compared with 2014 second quarter net sales of $53.2 million. Net income for the 2015 second quarter was $3.6 million or $0.25 per diluted share compared with $3.9 million, or $0.29 per diluted share reported for the quarter ended June 30, 2014.

Michael Benstock, Chief Executive Officer, commented, “We are pleased to report a net sales increase for the 11th consecutive quarter and for the 17th time in the last 18 quarters. This is particularly gratifying given the fact that the prior year second quarter included a large rollout of a new uniform program for one customer as well as a large promotional products order for another customer. As we indicated in previous earnings releases and conferences, these two programs contributed approximately $7.5 million in net sales in the second quarter of 2014. While we continue to service these two customers, these two large orders were not expected to provide recurring revenue at these levels.”

“Producing additional organic revenue growth in excess of 15 percent enabled us to replace the revenue from these two opportunities and to report a net 1.7 percent increase in net sales.”, Benstock added. “While the net sales from large rollouts and promotional orders, such as the two mentioned above, are reported in a single time period, they are typically the result of time and expenses that are incurred over a longer period of time and can result in a short-term distortion in net income. Such is the case with the programs mentioned above in regards to the second quarter of 2014. We replaced these two large programs with multiple new accounts and with increases in business with other existing accounts.

-more-

This along with the recognition of a pre-tax pension settlement loss in the second quarter of 2015 of approximately $0.3 million caused net income to decrease in the current quarter. Diluted earnings per share were further impacted by an increase in diluted shares outstanding of approximately 6.8 percent.”

“We continue to see positive results from our growth strategies, and market and economic trends remain favorable. Our financial position remains very strong, and we are committed to actively pursuing accretive acquisitions to supplement our strong organic growth and profitability.”

CONFERENCE CALL

Superior Uniform Group will hold a conference call on Thursday, July 23, 2015 at 2:00 p.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (877) 317-6789 for U.S. dialers and (412) 317-6789 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Uniform Group call. The live webcast and archived replay can be accessed in the investor information section of the Company’s website at www.superioruniformgroup.com.

A telephone replay of the teleconference will be available one hour after the end of the call through 2:00 p.m. Eastern Time on July 30, 2015. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 10068981 for all replay access.

About Superior Uniform Group, Inc.

Superior Uniform Group® (NASDAQ: SGC), established in 1920, is an award-winning provider of uniform programs, image apparel and promotional products. We provide these products as well as a wide range of value-added services to major corporations and healthcare facilities nationwide. We are leaders in innovative product and program design, global manufacturing and state-of-the-art distribution. Our customers rely on us to provide their employees and customers with an extraordinary experience which helps them to better communicate their brand identity. We provide uniforms for the healthcare, retail, food service, private security, transportation, and hospitality marketplaces.

Superior Uniform Group’s commitment to service, quality, value, innovation and social responsibility, combined with our financial strength and global resources enable us to meet and exceed our customers’ diverse needs. We sell our products through our signature brands, Superior I.D.™, Fashion Seal Healthcare® and HPI Direct®.

Superior Uniform Group is also the parent company of The Office Gurus®, our Business Process Outsourcing and Call Center vertical.

-more-

For more information, call (800) 727-8643 or visit www.SuperiorUniformGroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED JUNE 30,
(Unaudited)

	2015	2014

Net sales	$54,116,000	$53,230,000

Costs and expenses:
Cost of goods sold	35,585,000	34,224,000
Selling and administrative expenses	13,008,000	13,026,000
Interest expense	129,000	113,000
	48,722,000	47,363,000

Income before taxes on income	5,394,000	5,867,000
Income tax expense	1,770,000	1,960,000

Net income	$3,624,000	$3,907,000

Per Share Data:
Basic
Net income	$0.26	$0.30
Diluted
Net income	$0.25	$0.29

Cash dividends per common share	$0.075	$0.068

-more-

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SIX MONTHS ENDED JUNE 30,

(Unaudited)

	2015	2014

Net sales	$100,463,000	$94,257,000

Costs and expenses:
Cost of goods sold	66,136,000	61,195,000
Selling and administrative expenses	25,445,000	25,109,000
Interest expense	265,000	208,000
	91,846,000	86,512,000

Income before taxes on income	8,617,000	7,745,000
Income tax expense	2,950,000	2,620,000

Net income	$5,667,000	$5,125,000

Per Share Data:
Basic
Net income	$0.41	$0.39
Diluted
Net income	$0.39	$0.38

Cash dividends per common share	$0.15	$0.135

-more-

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2015	December 31,
	(Unaudited)	2014
CURRENT ASSETS:
Cash and cash equivalents	$6,402,000	$4,586,000
Accounts receivable, less allowance for doubtful accounts of $800,000 and $680,000, respectively	29,824,000	27,956,000
Accounts receivable - other	3,243,000	4,135,000
Prepaid expenses and other current assets	5,916,000	4,497,000
Inventories	60,775,000	58,282,000
TOTAL CURRENT ASSETS	106,160,000	99,456,000

PROPERTY, PLANT AND EQUIPMENT, NET	17,515,000	16,285,000
OTHER INTANGIBLE ASSETS, NET	15,255,000	16,288,000
GOODWILL	4,135,000	4,135,000
DEFERRED INCOME TAXES	4,105,000	3,636,000
OTHER ASSETS	178,000	137,000
	$147,348,000	$139,937,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$14,092,000	$9,706,000
Other current liabilities	6,763,000	8,995,000
Current portion of long-term debt	2,937,000	2,375,000
Current portion of acquisition-related contigent liability	3,169,000	1,189,000
TOTAL CURRENT LIABILITIES	26,961,000	22,265,000

LONG TERM DEBT	20,500,000	22,660,000
LONG-TERM PENSION LIABILITY	7,941,000	8,084,000
LONG-TERM ACQUISITION-RELATED CONTINGENT LIABILITY	3,830,000	5,745,000
OTHER LONG-TERM LIABILITIES	620,000	580,000
DEFERRED INCOME TAXES	30,000	191,000
TOTAL SHAREHOLDERS' EQUITY	87,466,000	80,412,000
	147,348,000	139,937,000

-more-

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30,
(Unaudited)

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,667,000	$5,125,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,890,000	1,887,000
Provision for bad debts - accounts receivable	211,000	92,000
Share-based compensation expense	964,000	955,000
Deferred income tax (benefit) provision	(881,000)	230,000
Loss (gain) on disposals of property, plant and equipment	12,000	(67,000)
Accretion of acquisition-related contingent liability	65,000	64,000

Changes in assets and liabilities:
Accounts receivable - trade	(2,079,000)	(8,591,000)
Accounts receivable - other	892,000	759,000
Inventories	(2,493,000)	(7,787,000)
Prepaid expenses and other current assets	(1,419,000)	371,000
Other assets	(41,000)	(10,000)
Accounts payable	4,386,000	394,000
Other current liabilities	(2,233,000)	(2,521,000)
Long-term pension liability	567,000	5,000
Other long-term liabilities	40,000	40,000
Net cash provided by (used in) operating activities	5,548,000	(9,054,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(2,099,000)	(1,097,000)
Proceeds from disposals of property, plant and equipment	-	104,000
Net cash used in investing activities	(2,099,000)	(993,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	25,040,000	35,337,000
Repayment of long-term debt	(26,638,000)	(24,562,000)
Payment of cash dividends	(2,006,000)	(1,695,000)
Proceeds received on exercise of stock options	1,383,000	685,000
Excess tax benefit from exercise of stock options and SARS	588,000	5,000
Net cash (used in) provided by financing activities	(1,633,000)	9,770,000

Increase (decrease) in cash and cash equivalents	1,816,000	(277,000)

Cash and cash equivalents balance, beginning of year	4,586,000	5,316,000

Cash and cash equivalents balance, end of period	$6,402,000	$5,039,000

####